Exhibit 23.1

Private and Confidential
The Directors
Barclays PLC
54 Lombard Street
London EC3P 3AH

11 February 2004

Dear Directors

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 12 February, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Barclays PLC, which is incorporated by reference in Barclays PLC’s Annual Report on Form 20-F for the year ended December 31, 2002.

Yours sincerely

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is
1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.